EXHIBIT 99.2

Email from Dick Cook to MAPICS Managers worldwide; to be sent at 7:00 AM Thursday 1/27/2005

TO: ALL MAPICS Managers Worldwide

TODAY, at 8:30 AM Eastern Standard Time, I will be conducting a “Managers Only Conference Call to discuss the following important announcement.

Please arrange your calendar to participate in the call. It is imperative for the MAPICS management team to promote a positive environment for the exciting news that is being shared today: MAPICS is announcing a definitive agreement to be acquired by Infor Global Solutions. Attached is the press announcement released this morning.

Infor is a privately held global provider of enterprise business solutions to the manufacturing and distribution industries. Infor’s acquisition of MAPICS results in one of the largest global providers focused exclusively on delivering world-class ERP and Supply Chain solutions to the manufacturing and distribution industries.

Review the attached announcement package. The attachment includes a letter from Jim Schaper, Chairman and CEO of Infor Global Solutions, and me, plus a Question and Answer document which addresses the most pressing questions you may have.

There are typically more questions than there are answers at this stage, but the following represents general assumptions supporting the communication plans.

1.	Majority of “buzz” around this intent (as expressed in a definitive agreement), positive or negative, will be created with the announcement of intent, not closure of the deal. Closure is anti-climatic.

2.	There is a possibility of some level of market cynicism to overcome given the state of enterprise software environment.

3.	We will have to work hard to prevent this announcement from overshadowing business as usual or from dampening the very positive momentum from the results of the first fiscal quarter.

4.	Both companies have an opportunity to use this event as a positive financial move and a catalytic event to launch a new and aggressive posture in the marketplace.

You should have received a calendar invitation for a Company Meeting teleconference for all employees scheduled for later today, 11:00 AM Eastern Standard Time, and we will further discuss today’s announcement. Please encourage your employees to participate. Details are available on http://insight.mapics.com.

Regards,

Dick Cook

President & CEO

MAPICS, Inc.

Attachments:

1. Press Release

2. Announcement Package